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                                                                     Exhibit 4.1

                 [Form of Amendment to Company Rights Agreement]


                  AMENDMENT, dated as of June 15, 1998 (the "Amendment"), to the Agreement, dated as of November 1, 1995 (the "Rights Agreement"), between McDonald & Company Investments, Inc., a Delaware corporation (the "Company"), and National City Bank, as Rights Agent (the "Rights Agent") as amended by Amendment No. 1 thereto, dated February 4, 1998, and as further amended.

                                    RECITALS

                  A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement, as amended;

                  B. The Company and KeyCorp, an Ohio corporation (the "Acquiror"), are entering into an Agreement and Plan of Merger, dated as of June 15, 1998 (as amended, supplemented or replaced from time to time, the "Merger Agreement") contemplating a business combination between Issuer and Grantee (the "Merger");

                  C. In connection with the Merger Agreement, Acquiror and the Company are entering into a stock option agreement (the "Stock Option Agreement") pursuant to which the Company will grant to Acquiror an option to purchase shares of the Company's common stock, par value $1.00 per share, on the terms and subject to the conditions set forth in the Stock Option Agreement, and the Board of Directors of the Company has approved the Stock Option Agreement;

                  D. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement;

                  E. The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing; and

                  F. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

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                  1. AMENDMENT OF SECTION 1. (a) The definition of "Acquiring
Person" in Section 1(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, neither KeyCorp nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement or the Stock Option Agreement or (iv) Common Shares held in a BONA FIDE fiduciary capacity."

                  (b) Section 1 of the Rights Agreement is supplemented by adding the following definitions in the appropriate locations therein:

                           "Merger" shall have the meaning set forth in the Merger Agreement.

                           "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of June 15, 1998, between McDonald & Company Investments, Inc. and KeyCorp, as it may be amended, supplemented or replaced from time to time.

                           "Stock Option Agreement" shall have the meaning set forth in the Merger Agreement."

                  (c) The definition of "Shares Acquisition Date" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof.

         "Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated by the Merger Agreement or the Stock Option Agreement."

                  2. AMENDMENT OF SECTION 3(b). Section 3(b) of the Rights Agreement is amended by replacing the first sentence thereof with the following sentence:

         "On the Record Date, or as soon as practicable thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially of Exhibit C hereto (the "Summary of Rights"), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Record Date, at the address of such holder shown on the records of the Company; provided that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement or the Stock Option Agreement, or (iv) Common Shares held in a BONA FIDE fiduciary capacity."

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                  3. AMENDMENT OF SECTION 7(a). Section 7(a) of the Rights
Agreement is amended and restated in its entirety as follows:

                           "(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on November 1, 2005, (ii) immediately prior to the time at which the consummation of the Merger occurs (the earlier to occur of (i) or (ii) being the "Final Expiration Date"), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof."

                  4. AMENDMENT OF SECTION 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended by adding the following sentence at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, none of
         (i) the execution of the Merger Agreement and the Stock Option Agreement, (ii) the consummation of the Merger or (iii) the consummation of any other transaction contemplated in the Merger Agreement or the Stock Option Agreement shall cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a)(ii)."

                  5. AMENDMENT OF SECTION 13. Section 13 of the Rights Agreement is amended and restated in its entirety as follows:

                           "Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power. In the event, directly or indirectly, at any time after a Person has become an Acquiring Person,
         (a) the Company shall consolidate with, or merge with and into, any other Person, (b) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (i) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as

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         the surviving corporation) as shall equal the result obtained by (A)
         multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (ii) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement;
         (iii) the term "Company" shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights; provided that, notwithstanding anything in this Agreement to the contrary, none of (i) the execution of the Merger Agreement and the Stock Option Agreement, (ii) the consummation of the Merger or (iii) the consummation of any other transaction contemplated in the Merger Agreement or the Stock Option Agreement shall be deemed to be an event of the type described in clauses (a), (b) or (c) of this
         Section 13 and shall not cause the Rights to be adjusted or exercisable in accordance with the terms of this Agreement. The Company shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The Company shall not enter into any transaction of the kind referred to in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this
         Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers."

                  6. AMENDMENT OF SECTION 29. Section 29 of the Rights Agreement is amended by adding the following sentence at the end thereof.

         "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the execution of the Merger Agreement or the Stock Option Agreement or by virtue of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreement."

                  7. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  8. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed

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in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                                    *   *   *

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                   MCDONALD & COMPANY
                                              INVESTMENTS, INC.


By: /s/ Thomas F. McKee                   By: /s/ William B. Summers, Jr.
    -------------------------------          ----------------------------------
       Name:    Thomas F. McKee                 Name:    William B. Summers, Jr.
       Title:   Secretary                       Title:   President and Chief
                                                         Executive Officer


Attest:                                   NATIONAL CITY BANK


By: /s/ Sherry L. Damore                  By: /s/ David B. Davis
    -------------------------------          ----------------------------------
       Name:  Sherry L. Damore                  Name:    David B. Davis
       Title: Vice President                    Title:   Vice President